UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 20, 2015

Commercial Vehicle Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34365	41-1990662
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7800 Walton Parkway, New Albany, Ohio		43054
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 614-289-5360

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of President & Chief Executive Officer

Commercial Vehicle Group, Inc. (the “Company”) announced that Richard P. Lavin, the Company’s President and Chief Executive Officer, resigned from the Company, effective November 20, 2015. Contemporaneously with Mr. Lavin’s resignation from the Company, Mr. Lavin resigned from the board of directors of the Company.

In connection with Mr. Lavin’s resignation, the Company and Mr. Lavin entered into a separation agreement (the “Separation Agreement”), dated November 20, 2015, Pursuant to the Separation Agreement, Mr. Lavin agreed to, among other things, (a) remain with the Company in a non-employee, advisory capacity until May 20, 2016 and receive separation compensation in the amount of $375,000, (b) customary non-disparagement, confidentiality, noncompetition and non-solicitation covenants and (c) release and waive any and all claims against the Company and its representatives, including claims that arise out of his employment or relationship with the Company or any of its representatives and the cessation of his employment, except for the enforcement of the Separation Agreement.

A copy of the Separation Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

(c) Appointment of President & Chief Executive Officer

The board of directors of the Company appointed Patrick E. Miller as President and Chief Executive Officer of the Company, effective November 20, 2015. In addition, Mr. Miller was appointed as a member of the board of directors of the Company, effective November 20, 2015, to fill the vacancy created by Mr. Lavin’s resignation from the board of directors.

Mr. Miller, who most recently was President of the Company’s Global Truck & Bus Segment, has been with the Company since 2005. During this time, he served in the capacity of Sr. Vice President & General Manager of Aftermarket; Sr. Vice President of Global Purchasing; Vice President of Global Sales; Vice President & General Manager of North American Truck and Vice President & General Manager of Structures. Prior to joining the Company, Mr. Miller held engineering, sales, and operational leadership positions with Hayes Lemmerz International, Alcoa, Inc. and ArvinMeritor. He holds a Bachelor of Science in Industrial Engineering from Purdue University and a Masters of Business Administration from the Harvard University Graduate School of Business.

As part of Mr. Miller’s appointment as President and Chief Executive Officer, the compensation committee of the board of directors approved compensation for Mr. Miller, which will consist of a base salary of $600,000, subject to annual review and adjustment, and an annual bonus under the Company’s annual bonus plan as may be in effect from time to time, based on a target bonus opportunity equal to 91.6% of Mr. Miller’s base salary starting in 2016. Mr. Miller’s annual bonus for 2015 will be based on his existing arrangement with the Company in his prior capacity as President of the Company’s Global Truck & Bus Segment. Mr. Miller will also receive equity and other long-term incentive awards under any applicable plan adopted by the Company during the term of his employment for which employees are generally eligible and will be eligible to receive annual incentive awards under the Company’s 2014 Equity Incentive Plan, with a target incentive opportunity of up to $700,000. During the term of his employment, Mr. Miller will be entitled to participate in any employee benefit plan that the Company has adopted or may adopt for the benefit of its employees generally, subject to satisfying applicable eligibility requirements, including the Commercial Vehicle Group, Inc. Deferred Compensation Plan. The terms of Mr. Miller’s employment will be set forth in an employment agreement between Mr. Miller and the Company.

Item 7.01.	Regulation FD Disclosure.

A conference call to discuss the contents of the disclosures in this Form 8-K and the press release attached as Exhibit 99.1 is scheduled for Tuesday, November 24, 2015 at 10:00 a.m. Eastern Time. The participant dial in number is (866) 300-8704 and the conference ID is 86685899.

The conference call will be webcast live by Nasdaq and can be accessed at Commercial Vehicle Group’s website at www.cvgrp.com, then clicking on “Investors” and then the Webcast icon. The webcast will be archived on the Company’s website for one year.

Item 8.01.	Other Events.

On November 23, 2015, the Company issued a press release announcing the change in President and Chief Executive Officer. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Separation Agreement between the Company and Mr. Lavin dated November 20, 2015

99.1	Press release of the Company dated November 23, 2015 announcing CEO succession

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCIAL VEHICLE GROUP, INC.

November 23 , 2015	By:	/s/ C. Timothy Trenary
Name: C. Timothy Trenary
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement between the Company and Mr. Lavin dated November 23, 2015

99.1	Press release of the Company dated November 23, 2015 announcing CEO succession